Exhibit 11.1

                             VLSI TECHNOLOGY, INC.

                 CALCULATION OF EARNINGS PER SHARE - unaudited
                       (thousands except per share data)
                                       Three Months Ended    Six Months Ended
                                       ------------------    ----------------
                                       June 27,  June 28,   June 27,  June 28,
Primary Earnings per Share               1997      1996       1997      1996
----------------------------           --------  --------   --------  --------

Net income                              $12,333   $ 8,273    $21,319   $11,443
                                        =======   =======    =======   =======
Average number of common and
  common equivalent shares:
    Average common shares outstanding    46,124    45,672     46,311    45,687
    Dilutive options                      1,834     1,197      1,759       950
                                        -------   -------    -------   -------
Average number of common and
  common equivalent shares               47,958    46,869     48,070    46,637
                                        =======   =======    =======   =======
Earnings per common and common
  equivalent share                      $   .26   $   .18    $   .44   $   .25
                                        =======   =======    =======   =======

Fully Diluted Earnings per Share
----------------------------------
Net income                              $12,333   $ 8,273    $21,319   $11,443
Add interest expense on convertible
  debt, net of tax effect (1)                 -         -          -         -
                                        -------   -------    -------   -------
Adjusted net income                     $12,333   $ 8,273    $21,319   $11,443
                                        =======   =======    =======   =======
Average number of common and common
  equivalent shares on a fully
  diluted basis
    Average common shares outstanding    46,124    45,672     46,311    45,687
    Dilutive options                      2,464     1,197      2,074       950
    Conversion of convertible debt (1)        -         -          -         -
                                        -------   -------    -------   -------
Average number of common and
  common equivalent shares on a
  fully diluted basis                    48,588    46,869     48,385    46,637
                                        =======   =======    =======   =======
Fully diluted earnings per common
  and common equivalent share           $   .25   $   .18    $   .44   $   .25
                                        =======   =======    =======   =======

-----------------------------------------------

(1) The convertible debt is not included in the calculation of fully diluted earnings per share since its inclusion would have had an antidilutive effect.